EXHIBIT 99.1

TOR Minerals Announces Significant Alumina Purchase Order

CORPUS CHRISTI, Texas, January 4, 2007 TOR Minerals International (Nasdaq:TORM), a leading producer of synthetic titanium dioxide pigments, specialty aluminas, and other high performance mineral fillers, today announced that it has received a significant purchase order for its specialty alumina product from a major multi-national customer.  Under the terms of the purchase order, TOR Minerals will supply its high performance specialty alumina product.  Shipments are expected to begin in January 2007.

"The order clearly demonstrates the value proposition of our innovative products and commitment to customer service," commented Dr. Olaf Karasch, TOR Minerals' CEO.

About TOR Minerals

Based in Corpus Christi, Texas, TOR Minerals is an international manufacturer of specialty mineral products for high performance applications with plants and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties.  There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Contact for Further Information:

David Mossberg
Beacon Street Group, LLC
817 310-0051